Exhibit 5.1

January 11, 2005

The Board of Directors
Electric City Corp.
1280 Landmeier Road
Elk Grove Village, Illinois 60007

     Re: S-8 Registration Statement

Gentlemen:

     We have acted as counsel to Electric City Corp., a Delaware corporation (the “Company”). In such capacity, we have examined the registration statement on Form S-8 filed with the Securities and Exchange Commission on January 11, 2005 (Registration Statement No. 333-___) for registration under the Securities Act of 1933, as amended, of 1,500,000 shares of common stock, par value $0.0001 per share, of the Company, which shares are to be offered and sold by the Company pursuant to the Directors’ Option Plan (the “Plan”). We have also examined the Plan and other pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of such shares by the Company. We have also made such other examination as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that the shares of common stock, when issued and sold pursuant to the Plan, will be legally issued, fully paid and non-assessable shares of the common stock of the Company.

     We hereby consent to the filing of this opinion as an exhibit to such Registration Statement.

SCHWARTZ, COOPER, GREENBERGER & KRAUSS, CHARTERED

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